                                                                       Exhibit 5


                                AMENDMENT NO. 1

                   CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

                               ________________


                           PHOTOELECTRON CORPORATION

                               ________________


                                Total Offering

                                     up to

               $10,000,000 of 10% Senior Convertible Debentures

                               ________________

     The Confidential Private Placement Memorandum, dated May 1, 2000, of Photoelectron Corporation is amended by this Amendment No. 1 to provide that the holders of the Debentures shall have the option at any time prior to the Maturity Date to convert the Debentures, in whole or in part, into shares of the Company's Common Stock at the lesser of (i) the average closing bid price per share of the Company's Common Stock, as reported on the American Stock Exchange, on the five (5) trading days immediately preceding May 5, 2000 ($4.00), or (ii) the average closing bid price per share of the Company's Common Stock, as reported on the American Stock Exchange, on the five (5) trading days immediately preceding the first Closing of the Offering.

                               ________________

                          KSH Investment Group, Inc.

                               ________________

                                  May 5, 2000